Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	April 19, 2023
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record First Quarter 2023 Net Income

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, “we” or “our”) (Nasdaq: WTFC) announced record quarterly net income of $180.2 million or $2.80 per diluted common share for the first quarter of 2023, an increase in diluted earnings per common share of 26% compared to the fourth quarter of 2022. Pre-tax, pre-provision income (non-GAAP) totaled a record $266.6 million as compared to $242.8 million for the fourth quarter of 2022.

Edward J. Wehmer, Founder and Chief Executive Officer, commented, “Wintrust successfully navigated the first quarter with limited disruption thanks to our strong deposit franchise and balanced business model. Total deposits remained stable in the first quarter as the diversity of our deposit base showed its resilience in a volatile market. Credit metrics remained very strong with non-performing assets unchanged from the prior quarter, remaining at historic lows. Finally, the Company’s net interest margin increased during the quarter contributing to record quarterly net income.”

Highlights of the first quarter of 2023:
Comparative information to the fourth quarter of 2022, unless otherwise noted

•Total deposits remained relatively stable decreasing by $184 million or 0.4%.
•Total loans increased by $369 million. In addition, total loans as of March 31, 2023 were $472 million higher than average total loans in the first quarter of 2023 which is expected to benefit future quarters.
•Total assets were relatively unchanged declining by $76 million.
•Net interest income increased by $1.2 million as compared to the fourth quarter of 2022 primarily due to improvement in net interest margin, partially offset by the impact of two fewer days in the quarter.
◦Net interest margin increased by 10 basis points to 3.81% (3.83% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2023 as the upward repricing of earnings assets outpaced increases in total funding cost.
•Recorded a provision for credit losses of $23.0 million in the first quarter of 2023 as compared to a provision for credit losses of $47.6 million in the fourth quarter of 2022.
•The allowance for credit losses on our core loan portfolio as of March 31, 2023 is approximately 1.46% of the outstanding balance. See Table 11 for more information.
•Net charge-offs totaled $5.5 million or six basis points of average total loans on an annualized basis in the first quarter of 2023 as compared to $5.1 million or five basis points of average total loans on an annualized basis in the fourth quarter of 2022.
•Non-performing assets were unchanged at 0.21% of total assets.
•The Company recorded a net negative fair value adjustment of $3.0 million in the first quarter of 2023 as compared to a $702,000 net negative fair value adjustment in the fourth quarter of 2022 related to fair value changes in certain mortgage assets, see “Non-Interest Income” section for more information.
•The total risk-based capital ratio improved to 12.1% as of March 31, 2023 as compared to 11.9% as of December 31, 2022 due to strong earnings.
•Book value per common share increased by $3.12 to $75.24 as of March 31, 2023. Tangible book value per common share (non-GAAP) increased to $64.22 as of March 31, 2023 as compared to $61.00 as of December 31, 2022.

Mr. Wehmer continued, “Our well-established position as Chicago’s and Wisconsin’s bank proved its value as our deposit base was steady in the first quarter of 2023. Wintrust has a granular consumer and business deposit portfolio and does not have any material, at-risk deposit concentrations. In addition, we experienced growth in consumer deposits in the first quarter of 2023. Expanding our retail deposit market share and footprint remains among our top objectives. We expect to leverage our distinguished customer service, competitive rate offerings and diversified products including MaxSafe® to grow deposits in future quarters.”

Mr. Wehmer noted, “Maintaining sufficient liquidity is a fundamental part of our operation and we plan to continue to operate prudently. During the lower interest rate environment, Wintrust was measured in deploying excess liquidity into investment securities opting to both maintain interest rate sensitivity and ensure adequate liquidity for potential loan growth. As a result, if either a regulatory rule change caused Wintrust to recognize unrealized losses on our available-for-sale and held-to-maturity portfolios as a reduction to regulatory capital or if we fully liquidated our investment portfolio, our regulatory capital ratios would still be expected to exceed the well-capitalized thresholds.”

Mr. Wehmer commented, “Net interest margin increased by 10 basis points in the first quarter of 2023 as compared to the fourth quarter of 2022. The Company continued its efforts to moderate its interest rate sensitivity in the first quarter of 2023 by hedging its variable rate loan portfolio with receive-fixed interest rate swap derivatives. Due to prevailing interest rates and the inversion of the yield curve, hedging activities had a seven basis point negative impact on the first quarter net interest margin. However, these derivatives will benefit the Company if interest rates fall materially. Our net interest margin finished lower at quarter end and was approximately 3.70% due to an acceleration in deposit pricing, an unfavorable shift in deposit mix and the impact of hedging activity. We believe that we can hold the net interest margin around this level for the next two quarters as we expect further upward repricing in our premium finance receivables to generally offset additional deposit pricing pressure.”

Commenting on credit quality, Mr. Wehmer stated, “Credit metrics remain strong as non-performing assets totaled $110 million and comprised only 0.21% of total assets as of March 31, 2023, essentially unchanged from levels as of December 31, 2022. Net charge-offs totaled $5.5 million or six basis points of average total loans on an annualized basis in the first quarter of 2023 as compared to $5.1 million or five basis points of average total loans on an annualized basis in the fourth quarter of 2022. The allowance for credit losses totaled $376.3 million as of March 31, 2023, an increase of $18.4 million as compared to $357.9 million as of December 31, 2022. The allowance for credit losses on our core loan portfolio as of March 31, 2023 is approximately 1.46% of the outstanding balance. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit.”

Mr. Wehmer concluded, “Our first quarter of 2023 results continued to demonstrate the multi-faceted nature of our business model which we believe uniquely positions us to be successful. We remain focused on growing deposits to support future asset growth. We are closely watching our expenses, striving to grow without a commensurate increase in expense. We are opportunistically evaluating the acquisition market for both banks and business lines of various sizes and are excited about our recent wealth management acquisition that closed in early April 2023. Of course, we remain diligent in our consideration of acquisition targets and intend to be prudent in our decision making, always seeking to minimize tangible book value dilution.”

The graphs below illustrate certain financial highlights of the first quarter of 2023 as well as historical financial performance. See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 16 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income
$ in Millions
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$127.4
$94.5
$143.0
$144.8
$180.2
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

$ in Millions
$300
$280
$260
$240
$220
$200
$180
$160
$140
$120
$100
$177.8
$134.4
$152.1
$151.6
$206.5
$208.9
$243.5
$242.8
$269.6
$266.6
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Pre-Tax Income, Excluding Provision for Credit Losses (non-GAAP)
Pre-Tax Income, Excluding Provision for Credit Losses, Adjusted for Changes in Fair Value of Mortgage Servicing Rights ("MSRs"), Net of Economic Hedge and Early Buy-out Loans Guaranteed by U.S. government agencies (non-GAAP)

Pre-tax income, excluding provision for credit losses (non-GAAP) - Q1 2023 compared to Q4 2022
$ in Millions
$280
$260
$240
$220
$200
$180
$160
$242.8
$11.4
$(10.2)
$8.1
$2.4
$3.4
$3.6
$2.3
$2.8
$266.6
Q4 2022
Net Interest Income, excl. day count impact
Two less days of Net Interest Income
Gains on investment securities, net
Fees from Covered Call Options
All other non-interest income
Salaries and Employee Benefits
Advertising and Marketing
All Other Non-Interest Expense
Q1 2023

Net Interest Income and Net Interest Margin ("NIM")
$ in Millions
$480
$440
$400
$360
$320
$280
$240
$200
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
$299.3
$337.8
$401.4
$456.8
$458.0
2.61%
2.93%
3.35%
3.73%
3.83%
2.60%
2.92%
3.34%
3.71%
3.81%
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
NIM (GAAP)
NIM (non-GAAP)
Net Interest Income

Total Assets
$ in Billions
$54.0
$52.0
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$50.3
$51.0
$52.4
$52.9
$52.9
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Total Loans
$ in Billions
$40.0
$38.0
$36.0
$34.0
$32.0
$30.0
$28.0
$26.0
$24.0
$35.3
$37.1
$38.2
$39.2
$39.6
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Total Deposits
$45.0
$42.0
$39.0
$36.0
$33.0
$ in Billions
$42.2
$42.6
$42.8
$42.9
$42.7
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Non-Performing Assets as a percentage of Total Assets
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.13%
0.16%
0.20%
0.21%
0.21%
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
0.03%
0.11%
0.03%
0.05%
0.06%
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets remained relatively unchanged from December 31, 2022 to March 31, 2023. Total loans increased by $369 million as compared to the fourth quarter of 2022 primarily due to growth in the commercial and residential real estate loan portfolios. Certain securities were called by option holders on March 31, 2023 which resulted in the recognition of a trade date receivable of $940 million as of March 31, 2023. In April 2023, the Company received proceeds related to the called securities which increased interest bearing cash on the balance sheet.

Total liabilities decreased by $295 million in the first quarter of 2023 as compared to the fourth quarter of 2022 primarily due to a $184 million decrease in total deposits. During the quarter, the Company experienced a change in the mix of deposits as non-interest bearing deposits migrated to interest bearing products. This included a notable migration to products offering enhanced FDIC insurance coverage such as the Company’s MaxSafe® product balances which increased by $1.1 billion as well as fully-insured reciprocal products which increased by $258 million. The majority of the Company’s deposits are insured as approximately 70% of the total deposit balance is either fully FDIC-insured or fully collateralized as of March 31, 2023.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Table 1 through Table 3 in this report.

NET INTEREST INCOME

For the first quarter of 2023, net interest income totaled $458.0 million, an increase of $1.2 million as compared to the fourth quarter of 2022. The $1.2 million increase in net interest income in the first quarter of 2023 compared to the fourth quarter of 2022 was primarily due to net interest margin improvement partially offset by the impact of having two fewer days in the quarter.

Net interest margin was 3.81% (3.83% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2023 compared to 3.71% (3.73% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2022. The net interest margin increase as compared to the fourth quarter of 2022 was due to a 61 basis point increase in yield on earning assets and a 17 basis point increase in the net free funds contribution. These improvements were partially offset by a 68 basis point increase in the rate paid on interest-bearing liabilities. The 61 basis point increase in the yield on earning assets in the first quarter of 2023 as compared to the fourth quarter of 2022 was primarily due to a 67 basis point expansion on loan yields and a higher liquidity management asset yield as the Company earned higher yields on interest-bearing deposits with banks. The 68 basis point increase in the rate paid on interest-bearing liabilities in the first quarter of 2023 as compared to the fourth quarter of 2022 is primarily due to a 67 basis point increase in the rate paid on interest-bearing deposits primarily related to the increasing rate environment.

For more information regarding net interest income, see Table 4 through Table 7 in this report.

ASSET QUALITY

The allowance for credit losses totaled $376.3 million as of March 31, 2023, an increase of $18.4 million as compared to $357.9 million as of December 31, 2022. A provision for credit losses totaling $23.0 million was recorded for the first quarter of 2023 as compared to $47.6 million recorded in the fourth quarter of 2022. For more information regarding the provision for credit losses, see Table 10 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses (“CECL”) accounting standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets as of the reporting date. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of March 31, 2023, December 31, 2022, and September 30, 2022 is shown on Table 11 of this report.

Net charge-offs totaled $5.5 million in the first quarter of 2023, as compared to $5.1 million of net charge-offs in the fourth quarter of 2022. Net charge-offs as a percentage of average total loans were reported as six basis points in the first quarter of 2023 on an annualized basis compared to five basis points on an annualized basis in the fourth quarter of 2022. For more information regarding net charge-offs, see Table 9 in this report.

The Company’s delinquency rates remain low and manageable. For more information regarding past due loans, see Table 12 in this report.

Non-performing assets totaled $110 million and comprised only 0.21% of total assets as of March 31, 2023, essentially unchanged from levels as of December 31, 2022. Non-performing loans also remained flat totaling $101 million, or 0.25% of total loans, at March 31, 2023. For more information regarding non-performing assets, see Table 13 in this report.

NON-INTEREST INCOME

Wealth management revenue decreased $782,000 in the first quarter of 2023 as compared to the fourth quarter of 2022 primarily related to lower fees associated with our tax-deferred like-kind exchange business. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $857,000 in the first quarter of 2023 as compared to the fourth quarter of 2022 primarily due to higher production margins. The Company recorded net negative fair value adjustments of $3.0 million in the first quarter of 2023 related to fair value changes in certain mortgage assets. This included a $6.0 million decrease in the value of mortgage servicing rights related to changes in fair value model assumptions net of economic hedges and a positive $2.4 million valuation related adjustment on the Company’s held-for-sale portfolio of early buy-out exercised loans guaranteed by U.S. government agencies which are held at fair value. In addition, in miscellaneous non-interest income, the Company recorded a positive $545,000 valuation related adjustment on the Company’s held-for-investment portfolio of early buy-out exercised loans guaranteed by U.S. government agencies which are held at fair value. The Company intends to monitor the relationship of these assets and will seek to minimize the earnings impact of fair value changes in future quarters.

Net gain on investment securities totaled $1.4 million in the first quarter of 2023 related to changes in the value of equity securities as compared to net losses of $6.7 million in the fourth quarter of 2022.

Fees from covered call options increased $2.4 million in the first quarter of 2023 as compared to the fourth quarter of 2022. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance.

For more information regarding non-interest income, see Table 14 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense decreased by $3.6 million in the first quarter of 2023 as compared to the fourth quarter of 2022. The $3.6 million decrease is primarily related to lower incentive compensation expense due to elevated bonus accruals in the fourth quarter of 2022. This was partially offset by increased base salaries primarily related to annual merit increases as well as approximately $1.0 million of severance expense primarily related to mortgage staffing reductions.

Advertising and marketing expenses in the first quarter of 2023 totaled $11.9 million, which is a $2.3 million decrease as compared to the fourth quarter of 2022 primarily due to a decrease in radio, digital advertising, and sport sponsorships. Marketing costs are incurred to promote the Company’s brand, commercial banking capabilities and the Company’s various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company’s non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors. Generally, these expenses are elevated in the second and third quarters of each year.

Lending expenses, net of deferred origination costs decreased by $3.2 million as compared to the fourth quarter of 2022 primarily due to decreased loan originations in the first quarter of 2023.

FDIC insurance expense increased by $1.9 million in the first quarter of 2023 as compared to the fourth quarter of 2022 due to an increase in the assessment rate that was effective January 1, 2023.

For more information regarding non-interest expense, see Table 15 in this report.

INCOME TAXES

The Company recorded income tax expense of $63.4 million in the first quarter of 2023 compared to $50.4 million in the fourth quarter of 2022. The effective tax rates were 26.01% in the first quarter of 2023 compared to 25.80% in the fourth quarter of 2022. Primarily as a result of fluctuations in currency rates in the fourth quarter of 2022, the Company’s effective tax rate was impacted by a $1.7 million tax benefit related to a reduction in the Global Intangible Low-taxed Income tax. The effective tax rates were also partially impacted by the tax effects related to share-based compensation which fluctuate based on the Company’s stock price and timing of employee stock option exercises and vesting of other share-based awards. The Company recorded excess tax benefits of $2.8 million in the first quarter of 2023, compared to excess tax benefits of $437,000 in the fourth quarter of 2022 related to share-based compensation.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the first quarter of 2023, this unit expanded its commercial real estate and residential real estate loan portfolios and grew consumer deposits.

Mortgage banking revenue was $18.3 million for the first quarter of 2023, an increase of $857,000 as compared to the fourth quarter of 2022, primarily due to higher production margins. Service charges on deposit accounts totaled $12.9 million in the first quarter of 2023, a decrease of $151,000 as compared to the fourth quarter of 2022, primarily due to a reduction in overdraft fees. The Company’s gross commercial and commercial real estate loan pipelines remained robust as of March 31, 2023 indicating momentum for expected continued loan growth in the second quarter of 2023.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolio were $3.8 billion during the first quarter of 2023 and average balances decreased by $39.1 million as compared to the fourth quarter of 2022. The Company’s leasing portfolio balance increased in the first quarter of 2023, with its portfolio of assets, including capital leases, loans and equipment on operating leases, totaling $3.1 billion as of March 31, 2023 as compared to $3.0 billion as of December 31, 2022. Revenues from the Company’s out-sourced administrative services business were $1.6 million in the first quarter of 2023, a decrease of $121,000 from the fourth quarter of 2022.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue totaled $29.9 million in the first quarter of 2023, a decrease of $782,000 compared to the fourth quarter of 2022. The decline in wealth management revenue in the first quarter of 2023 was primarily related to lower fees associated with our tax-deferred like-kind exchange business. At March 31, 2023, the Company’s wealth management subsidiaries had approximately $35.2 billion of assets under administration, which included $7.4 billion of assets owned by the Company and its subsidiary banks, representing an increase from the $34.4 billion of assets under administration at December 31, 2022.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Common Stock Offering
In June 2022, the Company sold through a public offering a total of 3,450,000 shares of its common stock. Net proceeds to the Company totaled approximately $285.7 million, net of estimated issuance costs.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the first quarter of 2023, as compared to the fourth quarter of 2022 (sequential quarter) and first quarter of 2022 (linked quarter), are shown in the table below:

				% or (1) basis point (bp) change from 4th Quarter 2022		% or basis point (bp) change from 1st Quarter 2022
	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Net income	$180,198	$144,817	$127,391	24%		41%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	266,595	242,819	177,786	10		50
Net income per common share – diluted	2.80	2.23	2.07	26		35
Cash dividends declared per common share	0.40	0.34	0.34	18		18
Net revenue (3)	565,764	550,655	462,084	3		22
Net interest income	457,995	456,816	299,294	0		53
Net interest margin	3.81%	3.71%	2.60%	10	bps	121	bps
Net interest margin – fully taxable-equivalent (non-GAAP) (2)	3.83	3.73	2.61	10		122
Net overhead ratio (4)	1.49	1.63	1.00	(14)		49
Return on average assets	1.40	1.10	1.04	30		36
Return on average common equity	15.67	12.72	11.94	295		373
Return on average tangible common equity (non-GAAP) (2)	18.55	15.21	14.48	334		407
At end of period
Total assets	$52,873,511	$52,949,649	$50,250,661	(1)%		5%
Total loans (5)	39,565,471	39,196,485	35,280,547	4		12
Total deposits	42,718,211	42,902,544	42,219,322	(2)		1
Total shareholders’ equity	5,015,506	4,796,838	4,492,256	18		12
(1)Period-end balance sheet percentage changes are annualized.
(2)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
Selected Financial Condition Data (at end of period):
Total assets	$52,873,511	$52,949,649	$52,382,939	$50,969,332	$50,250,661
Total loans (1)	39,565,471	39,196,485	38,167,613	37,053,103	35,280,547
Total deposits	42,718,211	42,902,544	42,797,191	42,593,326	42,219,322
Total shareholders’ equity	5,015,506	4,796,838	4,637,980	4,727,623	4,492,256
Selected Statements of Income Data:
Net interest income	$457,995	$456,816	$401,448	$337,804	$299,294
Net revenue (2)	565,764	550,655	502,930	440,746	462,084
Net income	180,198	144,817	142,961	94,513	127,391
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	266,595	242,819	206,461	152,078	177,786
Net income per common share – Basic	2.84	2.27	2.24	1.51	2.11
Net income per common share – Diluted	2.80	2.23	2.21	1.49	2.07
Cash dividends declared per common share	0.40	0.34	0.34	0.34	0.34
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.81%	3.71%	3.34%	2.92%	2.60%
Net interest margin – fully taxable-equivalent (non-GAAP) (3)	3.83	3.73	3.35	2.93	2.61
Non-interest income to average assets	0.84	0.71	0.79	0.84	1.33
Non-interest expense to average assets	2.33	2.34	2.32	2.35	2.33
Net overhead ratio (4)	1.49	1.63	1.53	1.51	1.00
Return on average assets	1.40	1.10	1.12	0.77	1.04
Return on average common equity	15.67	12.72	12.31	8.53	11.94
Return on average tangible common equity (non-GAAP) (3)	18.55	15.21	14.68	10.36	14.48
Average total assets	$52,075,318	$52,087,618	$50,722,694	$49,353,426	$49,501,844
Average total shareholders’ equity	4,895,271	4,710,856	4,795,387	4,526,110	4,500,460
Average loans to average deposits ratio	93.0%	90.5%	88.8%	86.8%	83.8%
Period-end loans to deposits ratio	92.6	91.4	89.2	87.0	83.6
Common Share Data at end of period:
Market price per common share	$72.95	$84.52	$81.55	$80.15	$92.93
Book value per common share	75.24	72.12	69.56	71.06	71.26
Tangible book value per common share (non-GAAP) (3)	64.22	61.00	58.42	59.87	59.34
Common shares outstanding	61,176,415	60,794,008	60,743,335	60,721,889	57,253,214
Other Data at end of period:
Tier 1 leverage ratio (5)	9.1%	8.8%	8.8%	8.8%	8.1%
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.1	10.0	9.9	9.9	9.6
Common equity tier 1 capital ratio (5)	9.2	9.1	9.0	9.0	8.6
Total capital ratio (5)	12.1	11.9	11.8	11.9	11.6
Allowance for credit losses (6)	$376,261	$357,936	$315,338	$312,192	$301,327
Allowance for loan and unfunded lending-related commitment losses to total loans	0.95%	0.91%	0.83%	0.84%	0.85%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	174	174	174	173	174
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income and non-interest income.
(3)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2023	2022	2022	2022	2022
Assets
Cash and due from banks	$445,928	$490,908	$489,590	$498,891	$462,516
Federal funds sold and securities purchased under resale agreements	58	58	57	475,056	700,056
Interest-bearing deposits with banks	1,563,578	1,988,719	3,968,605	3,266,541	4,013,597
Available-for-sale securities, at fair value	3,259,845	3,243,017	2,923,653	2,970,121	2,998,898
Held-to-maturity securities, at amortized cost	3,606,391	3,640,567	3,389,842	3,413,469	3,435,729
Trading account securities	102	1,127	179	1,010	852
Equity securities with readily determinable fair value	111,943	110,365	114,012	93,295	92,689
Federal Home Loan Bank and Federal Reserve Bank stock	244,957	224,759	178,156	136,138	136,163
Brokerage customer receivables	16,042	16,387	20,327	21,527	22,888
Mortgage loans held-for-sale, at fair value	302,493	299,935	376,160	513,232	606,545
Loans, net of unearned income	39,565,471	39,196,485	38,167,613	37,053,103	35,280,547
Allowance for loan losses	(287,972)	(270,173)	(246,110)	(251,769)	(250,539)
Net loans	39,277,499	38,926,312	37,921,503	36,801,334	35,030,008
Premises, software and equipment, net	760,283	764,798	763,029	762,381	761,213
Lease investments, net	256,301	253,928	244,822	223,813	240,656
Accrued interest receivable and other assets	1,413,795	1,391,342	1,316,305	1,112,697	1,066,750
Trade date securities receivable	939,758	921,717	—	—	—
Goodwill	653,587	653,524	653,079	654,709	655,402
Other acquisition-related intangible assets	20,951	22,186	23,620	25,118	26,699
Total assets	$52,873,511	$52,949,649	$52,382,939	$50,969,332	$50,250,661
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$11,236,083	$12,668,160	$13,529,277	$13,855,844	$13,748,918
Interest-bearing	31,482,128	30,234,384	29,267,914	28,737,482	28,470,404
Total deposits	42,718,211	42,902,544	42,797,191	42,593,326	42,219,322
Federal Home Loan Bank advances	2,316,071	2,316,071	2,316,071	1,166,071	1,241,071
Other borrowings	583,548	596,614	447,215	482,787	482,516
Subordinated notes	437,493	437,392	437,260	437,162	437,033
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	—	—	—	—	437
Accrued interest payable and other liabilities	1,549,116	1,646,624	1,493,656	1,308,797	1,124,460
Total liabilities	47,858,005	48,152,811	47,744,959	46,241,709	45,758,405
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	412,500	412,500
Common stock	61,198	60,797	60,743	60,722	59,091
Surplus	1,913,947	1,902,474	1,891,621	1,880,913	1,698,093
Treasury stock	(1,966)	(304)	—	—	(109,903)
Retained earnings	2,997,263	2,849,007	2,731,844	2,616,525	2,548,474
Accumulated other comprehensive loss	(367,436)	(427,636)	(458,728)	(243,037)	(115,999)
Total shareholders’ equity	5,015,506	4,796,838	4,637,980	4,727,623	4,492,256
Total liabilities and shareholders’ equity	$52,873,511	$52,949,649	$52,382,939	$50,969,332	$50,250,661

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
Interest income
Interest and fees on loans	$558,692	$498,838	$402,689	$320,501	$285,698
Mortgage loans held-for-sale	3,528	3,997	5,371	5,740	6,087
Interest-bearing deposits with banks	13,468	20,349	15,621	5,790	1,687
Federal funds sold and securities purchased under resale agreements	70	1,263	1,845	1,364	431
Investment securities	59,943	53,092	38,569	36,541	32,398
Trading account securities	14	6	7	4	5
Federal Home Loan Bank and Federal Reserve Bank stock	3,680	2,918	2,109	1,823	1,772
Brokerage customer receivables	295	282	267	205	174
Total interest income	639,690	580,745	466,478	371,968	328,252
Interest expense
Interest on deposits	144,802	95,447	45,916	18,985	14,854
Interest on Federal Home Loan Bank advances	19,135	13,823	6,812	4,878	4,816
Interest on other borrowings	7,854	5,313	4,008	2,734	2,239
Interest on subordinated notes	5,488	5,520	5,485	5,517	5,482
Interest on junior subordinated debentures	4,416	3,826	2,809	2,050	1,567
Total interest expense	181,695	123,929	65,030	34,164	28,958
Net interest income	457,995	456,816	401,448	337,804	299,294
Provision for credit losses	23,045	47,646	6,420	20,417	4,106
Net interest income after provision for credit losses	434,950	409,170	395,028	317,387	295,188
Non-interest income
Wealth management	29,945	30,727	33,124	31,369	31,394
Mortgage banking	18,264	17,407	27,221	33,314	77,231
Service charges on deposit accounts	12,903	13,054	14,349	15,888	15,283
Gains (losses) on investment securities, net	1,398	(6,745)	(3,103)	(7,797)	(2,782)
Fees from covered call options	10,391	7,956	1,366	1,069	3,742
Trading gains (losses), net	813	(306)	(7)	176	3,889
Operating lease income, net	13,046	12,384	12,644	15,007	15,475
Other	21,009	19,362	15,888	13,916	18,558
Total non-interest income	107,769	93,839	101,482	102,942	162,790
Non-interest expense
Salaries and employee benefits	176,781	180,331	176,095	167,326	172,355
Software and equipment	24,697	24,699	24,126	24,250	22,810
Operating lease equipment	9,833	10,078	9,448	8,774	9,708
Occupancy, net	18,486	17,763	17,727	17,651	17,824
Data processing	9,409	7,927	7,767	8,010	7,505
Advertising and marketing	11,946	14,279	16,600	16,615	11,924
Professional fees	8,163	9,267	7,544	7,876	8,401
Amortization of other acquisition-related intangible assets	1,235	1,436	1,492	1,579	1,609
FDIC insurance	8,669	6,775	7,186	6,949	7,729
OREO expenses, net	(207)	369	229	294	(1,032)
Other	30,157	34,912	28,255	29,344	25,465
Total non-interest expense	299,169	307,836	296,469	288,668	284,298
Income before taxes	243,550	195,173	200,041	131,661	173,680
Income tax expense	63,352	50,356	57,080	37,148	46,289
Net income	$180,198	$144,817	$142,961	$94,513	$127,391
Preferred stock dividends	6,991	6,991	6,991	6,991	6,991
Net income applicable to common shares	$173,207	$137,826	$135,970	$87,522	$120,400
Net income per common share - Basic	$2.84	$2.27	$2.24	$1.51	$2.11
Net income per common share - Diluted	$2.80	$2.23	$2.21	$1.49	$2.07
Cash dividends declared per common share	$0.40	$0.34	$0.34	$0.34	$0.34
Weighted average common shares outstanding	60,950	60,769	60,738	58,063	57,196
Dilutive potential common shares	873	1,096	837	775	862
Average common shares and dilutive common shares	61,823	61,865	61,575	58,838	58,058

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From (1)
(Dollars in thousands)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2022 (2)	Mar 31, 2022
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. government agencies	$155,687	$156,297	$216,062	$294,688	$296,548	(2)%	(48)%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. government agencies	146,806	143,638	160,098	218,544	309,997	9	(53)
Total mortgage loans held-for-sale	$302,493	$299,935	$376,160	$513,232	$606,545	3%	(50)%

Core loans:
Commercial
Commercial and industrial	$5,855,035	$5,852,166	$5,818,959	$5,502,584	$5,348,266	0%	9%
Asset-based lending	1,482,071	1,473,344	1,545,038	1,552,033	1,365,297	2	9
Municipal	655,301	668,235	608,234	535,586	533,357	(8)	23
Leases	1,904,137	1,840,928	1,582,359	1,592,329	1,481,368	14	29
Commercial real estate
Residential construction	69,998	76,877	66,957	55,941	57,037	(36)	23
Commercial construction	1,234,762	1,102,098	1,176,407	1,145,602	1,055,972	49	17
Land	292,293	307,955	282,147	304,775	283,397	(21)	3
Office	1,392,040	1,337,176	1,269,729	1,321,745	1,273,705	17	9
Industrial	1,858,088	1,836,276	1,777,658	1,746,280	1,668,516	5	11
Retail	1,309,680	1,304,444	1,331,316	1,331,059	1,395,021	2	(6)
Multi-family	2,635,411	2,560,709	2,305,433	2,171,583	2,175,875	12	21
Mixed use and other	1,446,806	1,425,412	1,368,537	1,330,220	1,325,551	6	9
Home equity	337,016	332,698	328,822	325,826	321,435	5	5
Residential real estate
Residential real estate loans for investment	2,309,393	2,207,595	2,086,795	1,965,051	1,749,889	19	32
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. government agencies	119,301	80,701	57,161	34,764	13,520	NM	NM
Residential mortgage loans, early buy-out exercised loans guaranteed by U.S. government agencies	76,851	84,087	91,503	79,092	36,576	(35)	NM
Total core loans	$22,978,183	$22,490,701	$21,697,055	$20,994,470	$20,084,782	9%	14%

Niche loans:
Commercial
Franchise	$1,131,913	$1,169,623	$1,118,478	$1,136,929	$1,181,761	(13)%	(4)%
Mortgage warehouse lines of credit	235,684	237,392	297,374	398,085	261,847	(3)	(10)
Community Advantage - homeowners association	389,922	380,875	365,967	341,095	324,383	10	20
Insurance agency lending	905,727	897,678	879,183	906,375	833,720	4	9
Premium Finance receivables
U.S. property & casualty insurance	5,043,486	5,103,820	4,983,795	4,781,042	4,271,828	(5)	18
Canada property & casualty insurance	695,394	745,639	729,545	760,405	665,580	(27)	4
Life insurance	8,125,802	8,090,998	8,004,856	7,608,433	7,354,163	2	10
Consumer and other	42,165	50,836	47,702	44,180	48,519	(69)	(13)
Total niche loans	$16,570,093	$16,676,861	$16,426,900	$15,976,544	$14,941,801	(3)%	11%

Commercial PPP loans:
Originated in 2020	$7,429	$7,898	$8,724	$18,547	$40,016	(24)%	(81)%
Originated in 2021	9,766	21,025	34,934	63,542	213,948	NM	(95)
Total commercial PPP loans	$17,195	$28,923	$43,658	$82,089	$253,964	NM	(93)%

Total loans, net of unearned income	$39,565,471	$39,196,485	$38,167,613	$37,053,103	$35,280,547	4%	12%
(1)NM - Not meaningful.
(2)Annualized

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2022 (1)	Mar 31, 2022
Balance:
Non-interest-bearing	$11,236,083	$12,668,160	$13,529,277	$13,855,844	$13,748,918	(46)%	(18)%
NOW and interest-bearing demand deposits	5,576,558	5,591,986	5,676,122	5,918,908	5,089,724	(1)	10
Wealth management deposits (2)	1,809,933	2,463,833	2,988,195	3,182,407	2,542,995	(108)	(29)
Money market	13,552,277	12,886,795	12,538,489	12,273,350	13,012,460	21	4
Savings	5,192,108	4,556,635	3,988,790	3,686,596	4,089,230	57	27
Time certificates of deposit	5,351,252	4,735,135	4,076,318	3,676,221	3,735,995	53	43
Total deposits	$42,718,211	$42,902,544	$42,797,191	$42,593,326	$42,219,322	(2)%	1%
Mix:
Non-interest-bearing	26%	30%	32%	33%	32%
NOW and interest-bearing demand deposits	13	13	13	13	12
Wealth management deposits (2)	4	5	7	7	6
Money market	32	30	29	29	31
Savings	12	11	9	9	10
Time certificates of deposit	13	11	10	9	9
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC (“CDEC”), trust and asset management customers of the Company.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of March 31, 2023

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (1)
1-3 months	$1,318,052	2.93%
4-6 months	1,081,367	2.42
7-9 months	922,367	2.24
10-12 months	885,299	3.11
13-18 months	655,805	3.12
19-24 months	348,591	2.77
24+ months	139,771	2.14
Total	$5,351,252	2.73%
(1)Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2023	2022	2022	2022	2022
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$1,235,748	$2,449,889	$3,039,907	$3,265,607	$4,563,726
Investment securities (2)	7,956,722	7,310,383	6,655,215	6,589,947	6,378,022
FHLB and FRB stock	233,615	185,290	142,304	136,930	135,912
Liquidity management assets (3)	9,426,085	9,945,562	9,837,426	9,992,484	11,077,660
Other earning assets (3)(4)	18,445	18,585	21,805	24,059	25,192
Mortgage loans held-for-sale	270,966	308,639	455,342	560,707	664,019
Loans, net of unearned income (3)(5)	39,093,368	38,566,871	37,431,126	35,860,329	34,830,520
Total earning assets (3)	48,808,864	48,839,657	47,745,699	46,437,579	46,597,391
Allowance for loan and investment security losses	(282,704)	(252,827)	(260,270)	(260,547)	(253,080)
Cash and due from banks	488,457	475,691	458,263	476,741	481,634
Other assets	3,060,701	3,025,097	2,779,002	2,699,653	2,675,899
Total assets	$52,075,318	$52,087,618	$50,722,694	$49,353,426	$49,501,844

NOW and interest-bearing demand deposits	$5,271,740	$5,598,291	$5,789,368	$5,230,702	$4,788,272
Wealth management deposits	2,167,081	2,883,247	3,078,764	2,835,267	2,505,800
Money market accounts	12,533,468	12,319,842	12,037,412	11,892,948	12,773,805
Savings accounts	4,830,322	4,403,113	3,862,579	3,882,856	3,904,299
Time deposits	5,041,638	4,023,232	3,675,930	3,687,778	3,861,371
Interest-bearing deposits	29,844,249	29,227,725	28,444,053	27,529,551	27,833,547
Federal Home Loan Bank advances	2,474,882	2,088,201	1,403,573	1,197,390	1,241,071
Other borrowings	602,937	480,553	478,909	489,779	494,267
Subordinated notes	437,422	437,312	437,191	437,084	436,966
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	33,613,056	32,487,357	31,017,292	29,907,370	30,259,417
Non-interest-bearing deposits	12,171,631	13,404,036	13,731,219	13,805,128	13,734,064
Other liabilities	1,395,360	1,485,369	1,178,796	1,114,818	1,007,903
Equity	4,895,271	4,710,856	4,795,387	4,526,110	4,500,460
Total liabilities and shareholders’ equity	$52,075,318	$52,087,618	$50,722,694	$49,353,426	$49,501,844

Net free funds/contribution (6)	$15,195,808	$16,352,300	$16,728,407	$16,530,209	$16,337,974
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2023	2022	2022	2022	2022
Interest income:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	$13,538	$21,612	$17,466	$7,154	$2,118
Investment securities	60,494	53,630	39,071	37,013	32,863
FHLB and FRB stock	3,680	2,918	2,109	1,823	1,772
Liquidity management assets (1)	77,712	78,160	58,646	45,990	36,753
Other earning assets (1)	313	289	275	210	181
Mortgage loans held-for-sale	3,528	3,997	5,371	5,740	6,087
Loans, net of unearned income (1)	560,564	500,432	403,719	321,069	286,125
Total interest income	$642,117	$582,878	$468,011	$373,009	$329,146

Interest expense:
NOW and interest-bearing demand deposits	$18,772	$14,982	$8,041	$2,553	$1,990
Wealth management deposits	12,258	14,079	11,068	3,685	918
Money market accounts	68,276	45,468	18,916	8,559	7,648
Savings accounts	15,816	8,421	2,130	347	336
Time deposits	29,680	12,497	5,761	3,841	3,962
Interest-bearing deposits	144,802	95,447	45,916	18,985	14,854
Federal Home Loan Bank advances	19,135	13,823	6,812	4,878	4,816
Other borrowings	7,854	5,313	4,008	2,734	2,239
Subordinated notes	5,488	5,520	5,485	5,517	5,482
Junior subordinated debentures	4,416	3,826	2,809	2,050	1,567
Total interest expense	$181,695	$123,929	$65,030	$34,164	$28,958

Less: Fully taxable-equivalent adjustment	(2,427)	(2,133)	(1,533)	(1,041)	(894)
Net interest income (GAAP) (2)	457,995	456,816	401,448	337,804	299,294
Fully taxable-equivalent adjustment	2,427	2,133	1,533	1,041	894
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$460,422	$458,949	$402,981	$338,845	$300,188
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
Yield earned on:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	4.44%	3.50%	2.28%	0.88%	0.19%
Investment securities	3.08	2.91	2.33	2.25	2.09
FHLB and FRB stock	6.39	6.25	5.88	5.34	5.29
Liquidity management assets	3.34	3.12	2.37	1.85	1.35
Other earning assets	6.87	6.17	5.01	3.49	2.91
Mortgage loans held-for-sale	5.28	5.14	4.68	4.11	3.72
Loans, net of unearned income	5.82	5.15	4.28	3.59	3.33
Total earning assets	5.34%	4.73%	3.89%	3.22%	2.86%

Rate paid on:
NOW and interest-bearing demand deposits	1.44%	1.06%	0.55%	0.20%	0.17%
Wealth management deposits	2.29	1.94	1.43	0.52	0.15
Money market accounts	2.21	1.46	0.62	0.29	0.24
Savings accounts	1.33	0.76	0.22	0.04	0.03
Time deposits	2.39	1.23	0.62	0.42	0.42
Interest-bearing deposits	1.97	1.30	0.64	0.28	0.22
Federal Home Loan Bank advances	3.14	2.63	1.93	1.63	1.57
Other borrowings	5.28	4.39	3.32	2.24	1.84
Subordinated notes	5.02	5.05	5.02	5.05	5.02
Junior subordinated debentures	6.97	5.90	4.33	3.20	2.47
Total interest-bearing liabilities	2.19%	1.51%	0.83%	0.46%	0.39%

Interest rate spread (1)(2)	3.15%	3.22%	3.06%	2.76%	2.47%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.01)	(0.01)	(0.01)
Net free funds/contribution (3)	0.68	0.51	0.29	0.17	0.14
Net interest margin (GAAP) (2)	3.81%	3.71%	3.34%	2.92%	2.60%
Fully taxable-equivalent adjustment	0.02	0.02	0.01	0.01	0.01
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	3.83%	3.73%	3.35%	2.93%	2.61%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See Table 16: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases and decreases of 100 and 200 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Mar 31, 2023	4.2%	2.4%	(2.4)%	(7.3)%
Dec 31, 2022	7.2	3.8	(5.0)	(12.1)
Sep 30, 2022	12.9	7.1	(8.7)	(18.9)
Jun 30, 2022	17.0	9.0	(12.6)	(23.8)
Mar 31, 2022	21.4	11.0	(11.3)	(18.7)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Mar 31, 2023	3.0%	1.7%	(1.3)%	(3.4)%
Dec 31, 2022	5.6	3.0	(2.9)	(6.8)
Sep 30, 2022	6.5	3.6	(3.9)	(8.6)
Jun 30, 2022	10.2	5.3	(6.9)	(14.3)
Mar 31, 2022	11.2	5.8	(7.1)	(12.4)

As shown above, the magnitude of potential changes in net interest income in various interest rate scenarios has continued to diminish. Given the recent unprecedented rise in interest rates, the Company has made a conscious effort to reposition its exposure to changing interest rates given the uncertainty of the future interest rate environment. To this end, management has executed various derivative instruments including collars and receive fixed swaps to hedge variable rate loan exposures and originated a higher percentage of its loan originations in longer term fixed rate loans. The Company will continue to monitor current and projected interest rates and expects to execute additional derivatives to mitigate potential fluctuations in the net interest margin in future years.

TABLE 8: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of March 31, 2023	One year or less	From one to five years	From five to fifteen years	After fifteen years	Total
(In thousands)
Commercial
Fixed rate	$499,853	$2,594,118	$1,608,735	$14,047	$4,716,753
Variable rate	7,858,277	1,955	—	—	7,860,232
Total commercial	$8,358,130	$2,596,073	$1,608,735	$14,047	$12,576,985
Commercial real estate
Fixed rate	534,274	2,777,288	616,509	52,951	3,981,022
Variable rate	6,249,717	8,299	40	—	6,258,056
Total commercial real estate	$6,783,991	$2,785,587	$616,549	$52,951	$10,239,078
Home equity
Fixed rate	11,913	2,931	—	33	14,877
Variable rate	322,138	—	1	—	322,139
Total home equity	$334,051	$2,931	$1	$33	$337,016
Residential real estate
Fixed rate	16,639	3,889	30,584	1,078,608	1,129,720
Variable rate	69,098	245,174	1,061,553	—	1,375,825
Total residential real estate	$85,737	$249,063	$1,092,137	$1,078,608	$2,505,545
Premium finance receivables - property & casualty
Fixed rate	5,619,254	119,626	—	—	5,738,880
Variable rate	—	—	—	—	—
Total premium finance receivables - property & casualty	$5,619,254	$119,626	$—	$—	$5,738,880
Premium finance receivables - life insurance
Fixed rate	106,992	534,387	22,836	—	664,215
Variable rate	7,461,587	—	—	—	7,461,587
Total premium finance receivables - life insurance	$7,568,579	$534,387	$22,836	$—	$8,125,802
Consumer and other
Fixed rate	5,507	5,263	51	477	11,298
Variable rate	30,867	—	—	—	30,867
Total consumer and other	$36,374	$5,263	$51	$477	$42,165

Total per category
Fixed rate	6,794,432	6,037,502	2,278,715	1,146,116	16,256,765
Variable rate	21,991,684	255,428	1,061,594	—	23,308,706
Total loans, net of unearned income	$28,786,116	$6,292,930	$3,340,309	$1,146,116	$39,565,471

Variable Rate Loan Pricing by Index:
SOFR tenors					$9,065,867
One- year CMT					5,008,849
One- month LIBOR					2,490,152
Three- month LIBOR					80,560
Twelve- month LIBOR					2,342,910
Prime					3,640,088
Ameribor tenors					341,332
Other U.S. Treasury tenors					74,865
BSBY tenors					52,235
Other					211,848
Total variable rate					$23,308,706
SOFR - Secured Overnight Financing Rate.
CMT - Constant Maturity Treasury Rate.
LIBOR - London Interbank Offered Rate.
Ameribor - American Interbank Offered Rate.
BSBY - Bloomberg Short Term Bank Yield Index.

1M LIBOR
1Y CMT
1M SOFR
PRIME
CMT, LIBOR, & SOFR
PRIME
6.00
5.60
5.20
4.80
4.40
4.00
3.60
3.20
2.80
2.40
2.00
1.60
1.20
0.80
0.40
0.00
9.00
8.50
8.00
7.50
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
3/31/22
4/30/22
5/31/22
6/30/22
7/31/22
8/31/22
9/30/22
10/31/22
11/30/22
12/31/22
1/31/23
2/28/23
3/31/23

	3/31/2022	4/30/2022	5/31/2022	6/30/2022	7/31/2022	8/31/2022	9/30/2022	10/31/2022	11/30/2022	12/31/2022	1/31/2023	2/28/2023	3/31/2023
1M SOFR	0.30	0.77	1.08	1.69	2.28	2.52	3.04	3.76	4.13	4.36	4.57	4.66	4.80
1Y CMT	1.63	2.10	2.08	2.80	2.98	3.50	4.05	4.66	4.74	4.73	4.68	5.02	4.64
1M Libor	0.45	0.80	1.12	1.79	2.36	2.55	3.14	3.77	4.14	4.39	4.57	4.67	4.86
Prime	3.50	3.50	4.00	4.75	5.50	5.50	6.25	6.25	7.00	7.50	7.50	7.75	8.00

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to SOFR, CMT and LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates. Specifically, the Company has variable rate loans of $7.8 billion tied to one-month SOFR, $5.0 billion tied to one-year CMT and $2.5 billion tied to one-month LIBOR. The above chart shows:

	Basis Point (bp) Change in
	1-month SOFR		1-year CMT		1-month LIBOR		Prime
First Quarter 2023	44	bps	(9)	bps	47	bps	50	bps
Fourth Quarter 2022	132		68		125		125
Third Quarter 2022	135		125		135		150
Second Quarter 2022	139		117		134		125
First Quarter 2022	25		124		35		25

TABLE 9: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2023	2022	2022	2022	2022
Allowance for credit losses at beginning of period	$357,936	$315,338	$312,192	$301,327	$299,731
Cumulative effect adjustment from the adoption of ASU 2022-02	741	—	—	—	—
Provision for credit losses	23,045	47,646	6,420	20,417	4,106
Other adjustments	4	31	(105)	(56)	22
Charge-offs:
Commercial	2,543	3,019	780	8,928	1,414
Commercial real estate	5	538	24	40	777
Home equity	—	—	43	192	197
Residential real estate	—	—	5	—	466
Premium finance receivables - property & casualty	4,629	3,629	6,037	2,903	1,671
Premium finance receivables - life insurance	21	28	—	—	7
Consumer and other	153	—	635	253	193
Total charge-offs	7,351	7,214	7,524	12,316	4,725
Recoveries:
Commercial	392	691	2,523	996	538
Commercial real estate	100	61	55	553	32
Home equity	35	65	38	123	93
Residential real estate	4	6	60	6	5
Premium finance receivables - property & casualty	1,314	1,279	1,648	1,119	1,476
Premium finance receivables - life insurance	9	—	—	—	—
Consumer and other	32	33	31	23	49
Total recoveries	1,886	2,135	4,355	2,820	2,193
Net charge-offs	(5,465)	(5,079)	(3,169)	(9,496)	(2,532)
Allowance for credit losses at period end	$376,261	$357,936	$315,338	$312,192	$301,327

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.07%	0.08%	(0.06)%	0.27%	0.03%
Commercial real estate	0.00	0.02	0.00	(0.02)	0.03
Home equity	(0.04)	(0.08)	0.01	0.09	0.13
Residential real estate	0.00	0.00	(0.01)	0.00	0.11
Premium finance receivables - property & casualty	0.23	0.16	0.30	0.14	0.02
Premium finance receivables - life insurance	0.00	0.00	—	—	0.00
Consumer and other	0.74	(0.16)	4.02	1.31	1.19
Total loans, net of unearned income	0.06%	0.05%	0.03%	0.11%	0.03%

Loans at period end	$39,565,471	$39,196,485	$38,167,613	$37,053,103	$35,280,547
Allowance for loan losses as a percentage of loans at period end	0.73%	0.69%	0.64%	0.68%	0.71%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.95	0.91	0.83	0.84	0.85

TABLE 10: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2023	2022	2022	2022	2022
Provision for loan losses	$22,520	$29,110	$(2,385)	$10,782	$5,214
Provision for unfunded lending-related commitments losses	550	18,358	8,578	9,711	(1,189)
Provision for held-to-maturity securities losses	(25)	178	227	(76)	81
Provision for credit losses	$23,045	$47,646	$6,420	$20,417	$4,106

Allowance for loan losses	$287,972	$270,173	$246,110	$251,769	$250,539
Allowance for unfunded lending-related commitments losses	87,826	87,275	68,918	60,340	50,629
Allowance for loan losses and unfunded lending-related commitments losses	375,798	357,448	315,028	312,109	301,168
Allowance for held-to-maturity securities losses	463	488	310	83	159
Allowance for credit losses	$376,261	$357,936	$315,338	$312,192	$301,327

TABLE 11: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of March 31, 2023, December 31, 2022 and September 30, 2022.

	As of Mar 31, 2023			As of Dec 31, 2022			As of Sep 30, 2022
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other, excluding PPP loans	$12,559,790	$149,501	1.19%	$12,520,241	$142,769	1.14%	$12,215,592	$135,315	1.11%
Commercial PPP loans	17,195	—	—	28,923	—	—	43,658	1	0.00
Commercial real estate:
Construction and development	1,597,053	75,069	4.70	1,486,930	75,907	5.10	1,525,511	51,389	3.37
Non-construction	8,642,025	119,711	1.39	8,464,017	108,445	1.28	8,052,673	99,329	1.23
Home equity	337,016	7,728	2.29	332,698	7,573	2.28	328,822	7,055	2.15
Residential real estate	2,505,545	11,434	0.46	2,372,383	11,585	0.49	2,235,459	11,023	0.49
Premium finance receivables
Commercial insurance loans	5,738,880	11,248	0.20	5,849,459	9,967	0.17	5,713,340	9,736	0.17
Life insurance loans	8,125,802	707	0.01	8,090,998	704	0.01	8,004,856	696	0.01
Consumer and other	42,165	400	0.95	50,836	498	0.98	47,702	484	1.01
Total loans, net of unearned income	$39,565,471	$375,798	0.95%	$39,196,485	$357,448	0.91%	$38,167,613	$315,028	0.83%
Total loans, net of unearned income, excluding PPP loans	$39,548,276	$375,798	0.95%	$39,167,562	$357,448	0.91%	$38,123,955	$315,027	0.83%

Total core loans (1)	$22,978,183	$334,910	1.46%	$22,490,701	$320,403	1.42%	$21,697,055	$273,947	1.26%
Total niche loans (1)	16,570,093	40,888	0.25	16,676,861	37,045	0.22	16,426,900	41,080	0.25
Total PPP loans	17,195	—	—	28,923	—	—	43,658	1	0.00

(1)See Table 1 for additional detail on core and niche loans.

TABLE 12: LOAN PORTFOLIO AGING

(In thousands)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
Loan Balances:
Commercial
Nonaccrual	$47,950	$35,579	$44,293	$32,436	$16,878
90+ days and still accruing	—	462	237	—	—
60-89 days past due	10,755	21,128	24,641	16,789	1,294
30-59 days past due	95,593	56,696	34,917	14,120	31,889
Current	12,422,687	12,435,299	12,155,162	11,983,760	11,533,902
Total commercial	$12,576,985	$12,549,164	$12,259,250	$12,047,105	$11,583,963
Commercial real estate
Nonaccrual	$11,196	$6,387	$10,477	$10,718	$12,301
90+ days and still accruing	—	—	—	—	—
60-89 days past due	20,539	2,244	6,041	6,771	2,648
30-59 days past due	72,680	30,675	29,971	34,220	30,141
Current	10,134,663	9,911,641	9,531,695	9,355,496	9,189,984
Total commercial real estate	$10,239,078	$9,950,947	$9,578,184	$9,407,205	$9,235,074
Home equity
Nonaccrual	$1,190	$1,487	$1,320	$1,084	$1,747
90+ days and still accruing	—	—	—	—	—
60-89 days past due	116	—	125	154	199
30-59 days past due	1,118	2,152	848	930	545
Current	334,592	329,059	326,529	323,658	318,944
Total home equity	$337,016	$332,698	$328,822	$325,826	$321,435
Residential real estate
Early buy-out loans guaranteed by U.S. government agencies (1)	$196,152	$164,788	$148,664	$113,856	$50,096
Nonaccrual	11,333	10,171	9,787	8,330	7,262
90+ days and still accruing	104	—	—	—	—
60-89 days past due	74	4,364	2,149	534	293
30-59 days past due	19,183	9,982	15	147	18,808
Current	2,278,699	2,183,078	2,074,844	1,956,040	1,723,526
Total residential real estate	$2,505,545	$2,372,383	$2,235,459	$2,078,907	$1,799,985
Premium finance receivables - property & casualty
Nonaccrual	$18,543	$13,470	$13,026	$13,303	$6,707
90+ days and still accruing	9,215	15,841	16,624	6,447	12,363
60-89 days past due	14,287	14,926	15,301	15,299	8,890
30-59 days past due	32,545	40,557	21,128	23,313	21,278
Current	5,664,290	5,764,665	5,647,261	5,483,085	4,888,170
Total Premium finance receivables - property & casualty	$5,738,880	$5,849,459	$5,713,340	$5,541,447	$4,937,408
Premium finance receivables - life insurance
Nonaccrual	$—	$—	$—	$—	$—
90+ days and still accruing	1,066	17,245	1,831	—	—
60-89 days past due	21,552	5,260	13,628	1,796	22,401
30-59 days past due	52,975	68,725	44,954	65,155	15,522
Current	8,050,209	7,999,768	7,944,443	7,541,482	7,316,240
Total Premium finance receivables - life insurance	$8,125,802	$8,090,998	$8,004,856	$7,608,433	$7,354,163
Consumer and other
Nonaccrual	$6	$6	$7	$8	$4
90+ days and still accruing	87	49	31	25	43
60-89 days past due	10	18	26	8	5
30-59 days past due	379	224	343	119	221
Current	41,683	50,539	47,295	44,020	48,246
Total consumer and other	$42,165	$50,836	$47,702	$44,180	$48,519
Total loans, net of unearned income
Early buy-out loans guaranteed by U.S. government agencies (1)	$196,152	$164,788	$148,664	$113,856	$50,096
Nonaccrual	90,218	67,100	78,910	65,879	44,899
90+ days and still accruing	10,472	33,597	18,723	6,472	12,406
60-89 days past due	67,333	47,940	61,911	41,351	35,730
30-59 days past due	274,473	209,011	132,176	138,004	118,404
Current	38,926,823	38,674,049	37,727,229	36,687,541	35,019,012
Total loans, net of unearned income	$39,565,471	$39,196,485	$38,167,613	$37,053,103	$35,280,547
(1)Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

TABLE 13: NON-PERFORMING ASSETS(1)

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2023	2022	2022	2022	2022
Loans past due greater than 90 days and still accruing:
Commercial	$—	$462	$237	$—	$—
Commercial real estate	—	—	—	—	—
Home equity	—	—	—	—	—
Residential real estate	104	—	—	—	—
Premium finance receivables - property & casualty	9,215	15,841	16,624	6,447	12,363
Premium finance receivables - life insurance	1,066	17,245	1,831	—	—
Consumer and other	87	49	31	25	43
Total loans past due greater than 90 days and still accruing	10,472	33,597	18,723	6,472	12,406
Non-accrual loans:
Commercial	47,950	35,579	44,293	32,436	16,878
Commercial real estate	11,196	6,387	10,477	10,718	12,301
Home equity	1,190	1,487	1,320	1,084	1,747
Residential real estate	11,333	10,171	9,787	8,330	7,262
Premium finance receivables - property & casualty	18,543	13,470	13,026	13,303	6,707
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	6	6	7	8	4
Total non-accrual loans	90,218	67,100	78,910	65,879	44,899
Total non-performing loans:
Commercial	47,950	36,041	44,530	32,436	16,878
Commercial real estate	11,196	6,387	10,477	10,718	12,301
Home equity	1,190	1,487	1,320	1,084	1,747
Residential real estate	11,437	10,171	9,787	8,330	7,262
Premium finance receivables - property & casualty	27,758	29,311	29,650	19,750	19,070
Premium finance receivables - life insurance	1,066	17,245	1,831	—	—
Consumer and other	93	55	38	33	47
Total non-performing loans	$100,690	$100,697	$97,633	$72,351	$57,305
Other real estate owned	8,050	8,589	5,376	5,574	4,978
Other real estate owned - from acquisitions	1,311	1,311	1,311	1,265	1,225
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$110,051	$110,597	$104,320	$79,190	$63,508
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.38%	0.29%	0.36%	0.27%	0.15%
Commercial real estate	0.11	0.06	0.11	0.11	0.13
Home equity	0.35	0.45	0.40	0.33	0.54
Residential real estate	0.46	0.43	0.44	0.40	0.40
Premium finance receivables - property & casualty	0.48	0.50	0.52	0.36	0.39
Premium finance receivables - life insurance	0.01	0.21	0.02	—	—
Consumer and other	0.22	0.11	0.08	0.07	0.10
Total loans, net of unearned income	0.25%	0.26%	0.26%	0.20%	0.16%
Total non-performing assets as a percentage of total assets	0.21%	0.21%	0.20%	0.16%	0.13%
Allowance for loan losses and unfunded lending-related commitments losses as a percentage of non-accrual loans	416.54%	532.71%	399.22%	473.76%	670.77%

(1)Excludes early buy-out loans guaranteed by U.S. government agencies. Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

Non-performing Loans Rollforward, excluding early buy-out loans guaranteed by U.S. government agencies

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2023	2022	2022	2022	2022

Balance at beginning of period	$100,697	$97,633	$72,351	$57,305	$74,438
Additions from becoming non-performing in the respective period	24,455	10,027	35,234	22,841	4,141
Return to performing status	(480)	(1,167)	(154)	(1,000)	(729)
Payments received	(5,261)	(16,351)	(20,417)	(4,029)	(20,139)
Transfer to OREO and other repossessed assets	—	(3,365)	(185)	(1,611)	(4,377)
Charge-offs, net	(1,159)	(1,363)	(341)	(1,969)	(2,354)
Net change for niche loans (1)	(17,562)	15,283	11,145	814	6,325
Balance at end of period	$100,690	$100,697	$97,633	$72,351	$57,305
(1)Includes activity for premium finance receivables and indirect consumer loans.

Other Real Estate Owned

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2023	2022	2022	2022	2022
Balance at beginning of period	$9,900	$6,687	$6,839	$6,203	$4,271
Disposals/resolved	(435)	(152)	(133)	(1,172)	(2,497)
Transfers in at fair value, less costs to sell	—	3,365	134	2,090	4,429
Fair value adjustments	(104)	—	(153)	(282)	—
Balance at end of period	$9,361	$9,900	$6,687	$6,839	$6,203

	Period End
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Balance by Property Type:	2023	2022	2022	2022	2022
Residential real estate	$1,051	$1,585	$1,585	$1,630	$1,127
Residential real estate development	—	—	—	133	—
Commercial real estate	8,310	8,315	5,102	5,076	5,076
Total	$9,361	$9,900	$6,687	$6,839	$6,203

TABLE 14: NON-INTEREST INCOME

	Three Months Ended					Q1 2023 compared to Q4 2022		Q1 2023 compared to Q1 2022
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2023	2022	2022	2022	2022	$ Change	% Change	$ Change	% Change
Brokerage	$4,533	$4,177	$4,587	$4,272	$4,632	$356	9%	$(99)	(2)%
Trust and asset management	25,412	26,550	28,537	27,097	26,762	(1,138)	(4)	(1,350)	(5)
Total wealth management	29,945	30,727	33,124	31,369	31,394	(782)	(3)	(1,449)	(5)
Mortgage banking	18,264	17,407	27,221	33,314	77,231	857	5	(58,967)	(76)
Service charges on deposit accounts	12,903	13,054	14,349	15,888	15,283	(151)	(1)	(2,380)	(16)
Gains (losses) on investment securities, net	1,398	(6,745)	(3,103)	(7,797)	(2,782)	8,143	NM	4,180	NM
Fees from covered call options	10,391	7,956	1,366	1,069	3,742	2,435	31	6,649	NM
Trading gains (losses), net	813	(306)	(7)	176	3,889	1,119	NM	(3,076)	(79)
Operating lease income, net	13,046	12,384	12,644	15,007	15,475	662	5	(2,429)	(16)
Other:
Interest rate swap fees	2,606	2,319	1,997	3,300	4,569	287	12	(1,963)	(43)
BOLI	1,351	1,394	248	(884)	48	(43)	(3)	1,303	NM
Administrative services	1,615	1,736	1,533	1,591	1,853	(121)	(7)	(238)	(13)
Foreign currency remeasurement (losses) gains	(188)	277	(93)	97	11	(465)	NM	(199)	NM
Early pay-offs of capital leases	365	131	138	160	265	234	NM	100	38
Miscellaneous	15,260	13,505	12,065	9,652	11,812	1,755	13	3,448	29
Total Other	21,009	19,362	15,888	13,916	18,558	1,647	9	2,451	13
Total Non-Interest Income	$107,769	$93,839	$101,482	$102,942	$162,790	$13,930	15%	$(55,021)	(34)%
NM - Not meaningful.
BOLI - Bank-owned life insurance.

TABLE 15: NON-INTEREST EXPENSE

	Three Months Ended					Q1 2023 compared to Q4 2022		Q1 2023 compared to Q1 2022
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2023	2022	2022	2022	2022	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$108,354	$100,232	$97,419	$92,414	$92,116	$8,122	8%	$16,238	18%
Commissions and incentive compensation	39,799	49,546	50,403	46,131	51,793	(9,747)	(20)	(11,994)	(23)
Benefits	28,628	30,553	28,273	28,781	28,446	(1,925)	(6)	182	1
Total salaries and employee benefits	176,781	180,331	176,095	167,326	172,355	(3,550)	(2)	4,426	3
Software and equipment	24,697	24,699	24,126	24,250	22,810	(2)	0	1,887	8
Operating lease equipment	9,833	10,078	9,448	8,774	9,708	(245)	(2)	125	1
Occupancy, net	18,486	17,763	17,727	17,651	17,824	723	4	662	4
Data processing	9,409	7,927	7,767	8,010	7,505	1,482	19	1,904	25
Advertising and marketing	11,946	14,279	16,600	16,615	11,924	(2,333)	(16)	22	0
Professional fees	8,163	9,267	7,544	7,876	8,401	(1,104)	(12)	(238)	(3)
Amortization of other acquisition-related intangible assets	1,235	1,436	1,492	1,579	1,609	(201)	(14)	(374)	(23)
FDIC insurance	8,669	6,775	7,186	6,949	7,729	1,894	28	940	12
OREO expense, net	(207)	369	229	294	(1,032)	(576)	NM	825	(80)
Other:
Lending expenses, net of deferred origination costs	1,764	4,951	4,533	4,270	6,821	(3,187)	(64)	(5,057)	(74)
Travel and entertainment	4,590	5,681	4,252	3,897	2,676	(1,091)	(19)	1,914	72
Miscellaneous	23,803	24,280	19,470	21,177	15,968	(477)	(2)	7,835	49
Total other	30,157	34,912	28,255	29,344	25,465	(4,755)	(14)	4,692	18
Total Non-Interest Expense	$299,169	$307,836	$296,469	$288,668	$284,298	$(8,667)	(3)%	$14,871	5%
NM - Not meaningful.

TABLE 16: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity, pre-tax income, excluding provision for credit losses, and pre-tax income, excluding provision for credit losses, adjusted for changes in fair value of MSRs, net of economic hedge and early buy-out loans guaranteed by U.S. government agencies. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company’s interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, and pre-tax income, excluding provision for credit losses, adjusted for changes in fair value of MSRs, net of economic hedge and early buy-out loans guaranteed by U.S. government agencies, as useful measurements of the Company’s core net income.

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2023	2022	2022	2022	2022
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$639,690	$580,745	$466,478	$371,968	$328,252
Taxable-equivalent adjustment:
- Loans	1,872	1,594	1,030	568	427
- Liquidity Management Assets	551	538	502	472	465
- Other Earning Assets	4	1	1	1	2
(B) Interest Income (non-GAAP)	$642,117	$582,878	$468,011	$373,009	$329,146
(C) Interest Expense (GAAP)	181,695	123,929	65,030	34,164	28,958
(D) Net Interest Income (GAAP) (A minus C)	$457,995	$456,816	$401,448	$337,804	$299,294
(E) Net Interest Income (non-GAAP) (B minus C)	$460,422	$458,949	$402,981	$338,845	$300,188
Net interest margin (GAAP)	3.81%	3.71%	3.34%	2.92%	2.60%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.83	3.73	3.35	2.93	2.61
(F) Non-interest income	$107,769	$93,839	$101,482	$102,942	$162,790
(G) Gains (losses) on investment securities, net	1,398	(6,745)	(3,103)	(7,797)	(2,782)
(H) Non-interest expense	299,169	307,836	296,469	288,668	284,298
Efficiency ratio (H/(D+F-G))	53.01%	55.23%	58.59%	64.36%	61.16%
Efficiency ratio (non-GAAP) (H/(E+F-G))	52.78	55.02	58.41	64.21	61.04

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2023	2022	2022	2022	2022
Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$5,015,506	$4,796,838	$4,637,980	$4,727,623	$4,492,256
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
Less: Intangible assets (GAAP)	(674,538)	(675,710)	(676,699)	(679,827)	(682,101)
(I) Total tangible common shareholders’ equity (non-GAAP)	$3,928,468	$3,708,628	$3,548,781	$3,635,296	$3,397,655
(J) Total assets (GAAP)	$52,873,511	$52,949,649	$52,382,939	$50,969,332	$50,250,661
Less: Intangible assets (GAAP)	(674,538)	(675,710)	(676,699)	(679,827)	(682,101)
(K) Total tangible assets (non-GAAP)	$52,198,973	$52,273,939	$51,706,240	$50,289,505	$49,568,560
Common equity to assets ratio (GAAP) (L/J)	8.7%	8.3%	8.1%	8.5%	8.1%
Tangible common equity ratio (non-GAAP) (I/K)	7.5	7.1	6.9	7.2	6.9

Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$5,015,506	$4,796,838	$4,637,980	$4,727,623	$4,492,256
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(L) Total common equity	$4,603,006	$4,384,338	$4,225,480	$4,315,123	$4,079,756
(M) Actual common shares outstanding	61,176	60,794	60,743	60,722	57,253
Book value per common share (L/M)	$75.24	$72.12	$69.56	$71.06	$71.26
Tangible book value per common share (non-GAAP) (I/M)	64.22	61.00	58.42	59.87	59.34

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$173,207	$137,826	$135,970	$87,522	$120,400
Add: Intangible asset amortization	1,235	1,436	1,492	1,579	1,609
Less: Tax effect of intangible asset amortization	(321)	(370)	(425)	(445)	(430)
After-tax intangible asset amortization	$914	$1,066	$1,067	$1,134	$1,179
(O) Tangible net income applicable to common shares (non-GAAP)	$174,121	$138,892	$137,037	$88,656	$121,579
Total average shareholders’ equity	$4,895,271	$4,710,856	$4,795,387	$4,526,110	$4,500,460
Less: Average preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(P) Total average common shareholders’ equity	$4,482,771	$4,298,356	$4,382,887	$4,113,610	$4,087,960
Less: Average intangible assets	(675,247)	(676,371)	(678,953)	(681,091)	(682,603)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$3,807,524	$3,621,985	$3,703,934	$3,432,519	$3,405,357
Return on average common equity, annualized (N/P)	15.67%	12.72%	12.31%	8.53%	11.94%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	18.55	15.21	14.68	10.36	14.48

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income, Adjusted for Changes in Fair Value of MSRs, net of economic hedge and Early Buy-out Loans Guaranteed by U.S. Government Agencies:
Income before taxes	$243,550	$195,173	$200,041	$131,661	$173,680
Add: Provision for credit losses	23,045	47,646	6,420	20,417	4,106
Pre-tax income, excluding provision for credit losses (non-GAAP)	$266,595	$242,819	$206,461	$152,078	$177,786
Changes in fair value of MSRs, net of economic hedge and early buy-out loans guaranteed by U.S. government agencies	3,047	702	2,472	(445)	(43,365)
Pre-tax income, excluding provision for credit losses, adjusted for changes in fair value of MSRs, net of economic hedge and early buy-out loans guaranteed by U.S. government agencies (non-GAAP)	$269,642	$243,521	$208,933	$151,633	$134,421

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A., in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Countryside, Crete, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Grayslake, Gurnee, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lombard, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, Norridge, Northfield, Oak Lawn, Oak Park, Orland Park, Palatine, Park Ridge, Prospect Heights, Riverside, Rockford, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Burlington, Clinton, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Pewaukee, Racine, Wales, Walworth, Whitefish Bay and Wind Lake, and in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2022 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices, and management’s long-term performance goals, as well as statements relating to the anticipated effects on the Company’s financial condition and results of operations from expected developments or events. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•economic conditions and events that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, including an actual or threatened U.S. government debt default or rating downgrade, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•the interest rate environment, including a prolonged period of low interest rates or rising interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion and similar events or data corruption attempts and identity theft;
•adverse effects on our information technology systems resulting from failures, human error or cyberattacks (including ransomware);
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries, and ability of the Company to effectively manage the planned transition of the chief executive officer role;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions;
•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•the ability of the Company to successfully discontinue use of LIBOR and transition to an alternative benchmark rate for current and future transactions;

•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;
•changes in laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to persistent inflation or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility;
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation;
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism, armed hostilities and pandemics), and the effects of climate change could have an adverse effect on the Company’s financial condition and results of operations, lead to material disruption of the Company’s operations or the ability or willingness of clients to access the Company’s products and services; and
•the severity, magnitude and duration of the COVID-19 pandemic, including the continued emergence of variant strains, and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on the economy, our financial results, operations and personnel, commercial activity and demand across our business and our customers’ businesses.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Thursday, April 20, 2023 at 10:00 a.m. (CDT) regarding first quarter 2023 earnings results. Individuals interested in participating in the call by addressing questions to management should register for the call to receive the dial-in numbers and unique PIN at the link included within the Company’s press release dated March 31, 2023 available at the Investor Relations, Investor News and Events, Press Releases link on its website at https://www.wintrust.com. A separate simultaneous audio-only webcast link is included within the press release referenced above. Registration for and a replay of the audio-only webcast with an accompanying slide presentation will be available at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2023 earnings press release will also be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.